Exhibit 99.1

Minutes of the Meeting of Board of Directors

National Integrity Life Insurance Company

May 21, 1992

A meeting of the Board of Directors of National Integrity Life Insurance Company was held at 1325 Avenue of the Americas, New York, New York on Thursday, May 21, 1992 at 4:30 p.m.

Present:  Directors Callam, D’Agostino, Goldberg, Grodnick, Hilbert, Liebmann, Maisano (by phone), Martin, Smith and Tomlinson (by phone). Absent:  Kent and Sloves.

The following Officers of the Corporation were in attendance:  Vice President, Controller and Treasurer Beckoff, Vice President and General Counsel Hersh, and Vice President and Secretary Meineke.

Director and Chief Financial Officer Grodnick presided as Chairman of the meeting.

The minutes of the Board Meeting of February 27, 1992 were accepted with no comment.

On motion duly made and seconded the following resolutions were adopted:

WHEREAS, the Company anticipates issuing one or more group and/or individual annuity contracts containing market value adjustment formulas (“Contracts”); and

WHEREAS, the Company may fund certain of such Contracts in one or more separate accounts; and

WHEREAS, Section 4240 of the New York Insurance Law permits the establishment of one or  more separate accounts to serve as funding vehicles for such Contracts;

NOW, THEREFORE, BE IT

RESOLVED, That, pursuant to Section 4240 of the Insurance Laws of the State of New York, the Board of Directors hereby authorizes the establishment by the Chief Executive Officer from time to time of separate accounts of the Company to serve as funding mediums for individual and/or group annuity contracts which contain market value adjustment formulas (each a “Separate Account”); and

FURTHER RESOLVED, That each Separate Account shall be evidenced by a certificate signed by the Chief Executive Officer of the Company, which shall refer to this authorizing resolution and specify the name of the Separate Account and the date of its creation and which certificate, as amended from time to time, shall be filed with the minutes of this meeting of the Board of Directors; and

FURTHER RESOLVED, That the Officers of the Company are authorized to prepare, execute and file with the Securities and Exchange Commission (the “SEC”) all documents, including without limitation notifications, registration statements and amendments thereto, periodic and other reports, applications for exemptions, and requests for no-action or interpretive letters, and to take such other action which in the opinion of such Officers are necessary or advisable to register and maintain the registration of each Separate Account and the units therein under the Securities Act of 1933 (the “1933 Act”), the Investment Company Act of 1940 (the “1940 Act”), if applicable, and the rules and regulations under both such Acts (the 1933 Act, the 1940 Act and such rules and regulations hereinafter called “Securities Provisions”);

FURTHER RESOLVED, That the Officers of the Company are authorized to prepare, execute and file all documents, including without limitation registration statements, applications, applications for exemptions, affidavits and consents to service of process, and to take such other action, which in the opinion of such Officers are necessary or advisable under applicable state insurance or securities laws, including blue sky provisions, and rules and regulations thereunder;

FURTHER RESOLVED, That the Officers of the Company are authorized to invest cash or securities in each Separate Account to facilitate the commencement of operations of the Separate Account and to comply with funding requirements under applicable state insurance laws or Securities Provisions, to arrange for investment management services for such investments, and to withdraw or transfer such investments when permitted by applicable laws and regulations;

FURTHER RESOLVED, That the income, gains and losses (whether or not realized) from assets allocated to each Separate Account shall, in accordance with the related Contract, be credited to or charged against such Separate Account without regard to the other income, gains or losses of the Company;

FURTHER RESOLVED, That the Officers of the Company are authorized to assess against each Separate Account charges for mortality and expense risks, administrative expenses and other costs relating to the Contracts, at rates or in amounts which they deem necessary or advisable and which are in compliance with applicable state insurance laws and Securities Provisions, or any exemptions, no-action or interpretive letters or other relief issued or granted by the SEC;

FURTHER RESOLVED, That the Chief Executive Officer of the Company is hereby appointed as agent for service of process in connection with any applications, registration statements or other documents prepared and filed by or on behalf of any Separate Account;

FURTHER RESOLVED, That the Officers of the Company are authorized with respect to each Separate Account to provide for such custodial or depository arrangements for the assets of the Separate Account as the Officers of the Company deem necessary or advisable;

FURTHER RESOLVED, That the Chief Executive Officer of the Company is authorized to adopt rules and regulations as required for operations of each Separate Account, in form and substance approved by such Officer;

FURTHER RESOLVED, That the fiscal year for each Separate Account shall end on the thirty-first day of December in each year;

FURTHER RESOLVED, That the independent public accountants for each Separate Account shall be Deloitte & Touche, unless this Board of Directors shall specify otherwise; and

FURTHER RESOLVED, That the Officers of the Company are authorized to take such actions as may be necessary or advisable to carry out the intent and purpose of the foregoing resolutions.

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

December 16, 1994

The undersigned, being all the members of the Board of Directors (the “Board”) of NATIONAL INTEGRITY LIFE INSURANCE COMPANY, a New York corporation (“National Integrity”), in accordance with Section 708 of the Business Corporation Law of the State of New York, hereby consent to the adoption of the following resolutions as if such resolutions had been adopted at a duly convened meeting of the Board:

VARIABLE ANNUITY SEPARATE ACCOUNT NAME CHANGES

WHEREAS, the officers of National Integrity Life Insurance Company (“National Integrity”) have determined that National Integrity’s existing variable annuity separate accounts should be renamed to reflect the chronological order in which such separate accounts were established, and that the variable life separate account and fixed guarantee period option separate account should be renamed to more accurately reflect the nature of such accounts.

NOW, THEREFORE, BE IT:

RESOLVED, that National Integrity’s Separate Account NIA, established May 19, 1986, shall be named Separate Account I, but may also be known as Separate Account NIA.

RESOLVED FURTHER, that National Integrity’s Separate Account SFN, established May 21, 1992 and at one time named Separate Account NSF, shall be named Separate Account II, but may also be known as Separate Account SFN.

RESOLVED FURTHER, that National Integrity’s Separate Account NI, established February 26, 1986, shall be named Separate Account VUL, but may also be known as Separate Account NI.

RESOLVED FURTHER, that National Integrity’s Separate Account NMV, established May 21, 1992, shall be named Separate Account GPO, but may also be known as Separate Account NMV.

IN WITNESS WHEREOF, this Consent may be signed in one or more counterparts and shall be effective as of the day and year first above written.

/s/ John Franco	/s/ Martin H. Ruby
John Franco	Martin H. Ruby

/s/ Frank V. Sica	/s/ James S. Cole
Frank V. Sica	James S. Cole

/s/ Kenneth F. Clifford	/s/ David R. Ramsay
Kenneth F. Clifford	David R. Ramsay

/s/ Jonathan W. Gutstein	/s/ Peter R. Vogelsang
Jonathan W. Gutstein	Peter R. Vogelsang

/s/ Irwin T. Vanderhoof	/s/ Dudley J. Godfrey, Jr.
Irwin T. Vanderhoof	Dudley J. Godfrey, Jr.

/s/ Donald R. Henderson, Jr.	/s/ William G. Primps
Donald R. Henderson, Jr.	William G. Primps

/s/ Edward D. Powers	/s/ Emad A. Zikry
Edward D. Powers	Emad A. Zikry